Exhibit (d)(3)

August 5, 2013

Ms. Carolyn J. Logan

President and CEO

Salix Pharmaceuticals, Inc.

8510 Colonnade Center Drive

Raleigh, NC 27615

Dear Carolyn:

Santarus, Inc. (together with its subsidiaries, affiliates and divisions, “Santarus”) and Salix Pharmaceuticals, Inc. (together with its subsidiaries, affiliates and divisions, “Salix”) have expressed an interest in a possible negotiated transaction involving Santarus and Salix (a “Transaction”). In connection with the analysis of a possible negotiated Transaction, we will exchange certain oral and written information concerning Santarus and Salix, respectively. All such information delivered, disclosed or furnished to a party or its Representatives (as defined below) by or on behalf of the disclosing party (irrespective of the form of communication and whether such information is so furnished before, on, or after the date hereof), and all analyses, compilations, data, studies, notes, forecasts, interpretations, memoranda or other documents prepared by the receiving party or its Representatives containing, reflecting or based in whole or in part on any such furnished information, are collectively referred to herein as the “Information.” The term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”). In consideration of exchanging the Information, Santarus and Salix agree to the following:

1. The Information will be used solely for the purpose of evaluating a Transaction and will be kept strictly confidential, except (i) as provided in Section 3 below, (ii) to the extent that the disclosing party so consents in writing, and (iii) that the receiving party may disclose the Information or portions thereof to those of its directors, officers, employees, advisors (including legal, accounting and financial advisors and other consultants), affiliates, and prospective financing sources (and in the case of Salix, Salix Pharmaceuticals, Ltd.’s directors, officers, and employees) (the persons to whom such disclosure is permissible being collectively referred to herein as such party’s “Representatives”) who need to know such information for the purpose of evaluating such Transaction; provided, that the Representatives (A) are informed of the confidential and proprietary nature of the Information and (B) agree to be bound by this agreement as if they were parties hereto; and provided, further, that prospective financing sources shall not be considered “Representatives” to whom Information may be disclosed in accordance with this paragraph unless the receiving party has provided prior written notice to the disclosing party of the identity of such prospective financing source. Each party further agrees that neither it nor any of its Representatives will, without the prior written consent of the other party hereto, enter into any agreement, arrangement or understanding with any other person that has or would reasonably be expected to have the effect of requiring such person to provide a party with financing or other potential sources of capital on an exclusive basis in connection with a Transaction. The receiving party agrees to be responsible for any breach of this agreement by its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the disclosing party may have against such Representatives with respect to any such breach). The receiving party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Information at least as rigorous as the precautions it takes to protect its own confidential information.

2. Without the prior written consent of the other party, neither party nor its Representatives will disclose to any person (except as provided in Section 3 below, to the extent that the other party so consents in writing, or to such party’s Representatives who need to know such information for the purpose of evaluating the Transaction) the fact and existence of this agreement, the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction, that the party has received Information from the other party or Information has been made available by the other party, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof (the “Transaction Information”). The term “person” as used in this agreement will be interpreted broadly to include the media and any corporation, company, group, partnership or other entity or individual.

3. If the receiving party or any of its Representatives becomes compelled by law or regulation or by any court or regulatory organization (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or by the rules of any national securities exchange on which such party’s securities are listed for trading, to disclose any of the Information or the Transaction Information (or receives a written directive from any such court, regulatory organization, or securities exchange to make such a disclosure), the receiving party shall, to the extent reasonably practicable and permitted by applicable law, provide the disclosing party with prompt prior written notice of such requirement so that the disclosing party may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, the receiving party and its Representatives shall disclose only that portion of the Information which they are advised by counsel is required to be disclosed to satisfy such disclosure obligation and to take commercially reasonable steps to preserve the confidentiality of the Information and the Transaction Information, including by cooperating with the disclosing party, at the disclosing party’s expense, in any reasonable action by the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information and the Transaction Information.

4. The term “Information” does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by the receiving party or its Representatives in violation hereof), (ii) is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or, in connection with a possible Transaction, its Representatives, provided that such source was not known by the receiving party to be prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or (iii) the receiving party can establish is already in its possession (other than non-public information not known by the receiving party to be subject to a legal obligation of confidentiality or secrecy to the disclosing party). Notwithstanding anything to the contrary herein, the receiving party shall not, without the prior written consent of the disclosing party, permit any of its Representatives access to any Highly Confidential Information (as defined below) or disclose any such Highly Confidential Information to any of its Representatives, except that the disclosing party may permit access to Highly Confidential Information to those individuals identified by the disclosing party in advance in writing (the “Specified Individuals”). As used in this agreement, “Highly Confidential Information” means Information which is identified by the disclosing party in writing as “Highly Confidential”.

5. Either party may determine not to pursue a Transaction at any time and for any, or no, reason, and will promptly inform the other party at any time such a decision is made, it being understood that the absence of a party so informing the other party of such a decision shall not be viewed as indicative of the level of certainty of such party’s intent to pursue a potential Transaction. At any time that the disclosing party so directs, the receiving party and its Representatives will, at their expense, promptly (and in any case within seven days of the disclosing party’s request) return to the disclosing party or, at the receiving party’s sole option, destroy, all Information (including all copies, extracts or other reproductions in whole or in part thereof), provided, however, that to the extent it is impracticable to destroy electronic archives of the Information (including analyses, compilations, studies or other documents constituting, containing or reflecting Information), the receiving party and its Representatives may retain copies of materials in their respective general corporate electronic archives (but not individual archives) made in the ordinary course and to which access is restricted to information technology personnel responsible for the maintenance of such electronic archives and subject to obligations of confidentiality consistent with this agreement. Compliance by the receiving party and its Representatives with any direction of the disclosing party or election by the receiving party to destroy Information pursuant to this Section 5 shall be certified in writing, upon the disclosing party’s written request, to the disclosing party by an authorized officer of the receiving party. Notwithstanding the foregoing, the outside counsel of the receiving party will be permitted to retain one copy of the Information, as may be necessary to document compliance with any applicable laws, rules or regulations (including professional standards) or to defend or maintain any litigation (including any administrative proceeding) relating to this agreement or the Information, provided that all such information shall continue to be kept confidential pursuant to the terms of this agreement and will be kept only in the archived records of the receiving party’s outside counsel. Notwithstanding the return or destruction of the Information, the receiving party and its Representatives will continue to be bound by the confidentiality and other obligations hereunder.

6. As of the date hereof, each party hereby represents and warrants to the other party that neither it nor any of its affiliates owns any securities of the other party. Each party acknowledges that the Information is being furnished to it in consideration of its agreement, and it hereby agrees, that, for a period of eighteen (18) months from the date of this agreement (the “Standstill Period”), neither it nor any of its Representatives acting on its behalf will, unless invited by the other party’s board of directors or a Representative of the other party’s board of directors in writing, except in connection with the Transaction: (i) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any securities of the other party or any subsidiary thereof, or all or substantially all of the assets of the other party and its subsidiaries; (ii) enter into or agree, offer, propose or seek to enter into, directly or indirectly, any acquisition transaction or other business combination, or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, relating to all or substantially all of the other party and its subsidiaries or any acquisition transaction or other business combination, or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, for all or substantially all of the assets of the other party and its subsidiaries; (iii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other party; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act and the rules and regulations thereunder) with respect to any voting securities of the other party; (v) seek, propose, or otherwise act alone or in concert with others, to seek representation on, or to influence or control the management, board of directors or policies of the other party or any of its subsidiaries; or (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities. Each party also agrees that, during the Standstill Period, neither it nor any of its affiliates will, unless invited by the other party’s board of directors or a Representative of the other party’s board of directors in writing, directly or indirectly take any action or consent to any action which would reasonably be expected to require such other party to make a public announcement regarding any of the activities referred to in the preceding sentence. Nothing in this Section 6 shall prohibit either party (through its chief executive officer) from confidentially communicating to the other party’s chief executive officer and/or chairman of its board of directors a non-public, non-binding indication of its interest in pursuing a potential transaction involving such other party in such a manner that would not require the other party to make public disclosure with respect thereto.

7. Notwithstanding anything to the contrary in this agreement or the paragraph above, the Standstill Period with respect to a party (the “Restricted Party”) shall automatically terminate and cease to be of any further force and effect upon the earliest to occur of any of the following: (i) the other party (the “Target”) publicly discloses its intention to seek or to cause, through the solicitation of inquiries or otherwise, the acquisition (by way of merger, tender offer or otherwise) by a party other than the Target or any of its affiliates of at least 35% of its outstanding voting securities (or instruments convertible into, or exercisable or exchangeable for, at least 35% of its voting securities) or its assets or assets of its subsidiaries (or both) representing at least 35% of its and its subsidiaries’ asset value or earnings on a consolidated basis; (ii) a person or “group” (as defined in Section 13(d) of the Exchange Act) of persons (other than either party hereto or any of its respective affiliates) commences, or publicly proposes or discloses an intention to commence, a tender offer or exchange offer for at least 35% of the Target’s outstanding voting securities (or instruments convertible into, or exercisable or exchangeable for, at least 35% of its voting securities); (iii) the Target publicly announces a possible transaction (including the execution of a definitive acquisition agreement) pursuant to which a person or “group” (as defined in Section 13(d) of the Exchange Act) of persons (other than either party hereto or any of its respective affiliates) proposes to acquire (by way of merger, tender offer or otherwise) (A) at least 35% of the

Target’s outstanding voting securities (or instruments convertible into, or exercisable or exchangeable for, at least 35% of its voting securities), or (B) assets of the Target or its subsidiaries (or both) representing at least 35% of its and its subsidiaries’ asset value or earnings on a consolidated basis; or (iv) a person or “group” (as defined in Section 13(d) of the Exchange Act) of persons (other than the Restricted Party) enters into an agreement with the Target to acquire, or acquires, directly or indirectly (A) at least 35% of the Target’s outstanding voting securities (or instruments convertible into, or exercisable or exchangeable for, at least 35% of its voting securities), or (B) at least 35% of the Target’s assets or the collective assets of its subsidiaries.

8. Each party agrees that, for a period of one year from the date of this letter agreement, without the prior written consent of the other party, it will not, nor will it permit its affiliates to, directly or indirectly, (i) solicit to hire or hire any employee of such other party or any of its subsidiaries who became known to the party in connection with the process contemplated by this agreement; provided, however, that the foregoing provision will not prevent a party from soliciting to hire or hiring any such person who (A) contacts such party in response to a solicitation directed at the public in general through advertisement or similar means not targeted specifically at such employee or a general solicitation from a recruitment firm not targeted specifically at such employee or such other party or (B) has not been employed by the other party during the preceding six months, or (C) has been terminated by the other party; or (ii) hold any discussions outside the party’s ordinary course of business consistent with past practice regarding the other party or any of its subsidiaries with any suppliers, customers and/or any other person with whom the other party or any of its subsidiaries have a relationship, provided this clause (ii) shall not prohibit such party from having discussions with any of the other party’s suppliers, customers or any other person with whom such party or any of its subsidiaries have or are seeking a business relationship, in each case for any purpose other than as directly related to the Transaction).

9. Each party understands and acknowledges that the disclosing party shall have the right, in its sole discretion, to determine what information to make available to the receiving party and that none of the disclosing party or any of its Representatives is under any obligation to make any particular information available to the receiving party or to supplement or update any Information previously furnished. Each party further understands and acknowledges that neither the disclosing party nor any of its Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and neither the disclosing party nor any of its Representatives will have any liability to the receiving party or any other person resulting from their use of the Information or any errors therein or omissions therefrom. Only those representations or warranties that are made to a party by the other party in any definitive agreement(s) regarding a Transaction (collectively, “Definitive Agreement”), when, as, and if it is executed and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. The term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on a party’s part. The provisions of this Section 9 are without prejudice to any right, claim or action that either party may have under the terms of any Definitive Agreement.

10. Each party understands and agrees that no contract or agreement providing for a Transaction shall be deemed to exist unless and until a Definitive Agreement has been executed and delivered, and each party hereby waives, in advance, any claims (including breach of contract) in connection with a Transaction unless and until the parties shall have entered into a Definitive Agreement. Each party also agrees that unless and until a Definitive Agreement between the parties with respect to a Transaction has been executed and delivered, neither party nor any of its stockholders or Representatives has any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this agreement or any other written or oral expression with respect to such Transaction except, in the case of this agreement, for the matters specifically agreed to herein. Each party understands that (i) the other party and its Representatives shall be free to conduct any process for any Transaction as they in their sole discretion shall determine (including negotiating with any of the prospective parties to such Transaction) and may, in its sole discretion and for any reason deemed sufficient by such other party, reject any and all offers for a possible Transaction and choose not to enter into any Transaction or enter into a definitive agreement for an acquisition transaction with another person without prior notice to the first party or any other person and (ii) any procedures relating to a Transaction may be changed at any time prior to entry into a Definitive Agreement without notice to the other party or any other person. Each party hereby confirms that it is not acting as a broker for or representative of any person and is considering the Transaction only for its own account. Nothing contained in this agreement nor the furnishing of any Information hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property. Neither this paragraph nor any other provision in this agreement can be waived, modified, amended or assigned except by written consent of the parties, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver, modification or amendment.

11. Each party hereby acknowledges that it is aware, and that it will advise its Representatives, that the Information and the Transaction Information contains and may constitute material, non-public information regarding the other party and that United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this agreement (including the existence of this agreement) from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

12. Each party agrees that money damages would not be a sufficient remedy for any breach of this agreement and that a party shall be entitled to, and the other party shall not oppose the granting of, equitable relief, including, without limitation, injunction and specific performance, in the event of any breach by such party of this agreement, in addition to all other remedies available at law or in equity. Each party further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages and to waive, and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

13. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan in the City of New York, New York and of the United States of America located in the Southern District of New York, for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth on the first page of this agreement shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the courts of the State of New York sitting in the Borough of Manhattan in the City of New York, New York or the United States of America located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14. Each party agrees that no failure or delay by a party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

15. If any provision of this agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

16. Unless anyone else is specifically identified by a party from time to time in writing to the other party, all, (a) contacts regarding the Information or the Transaction, (b) requests for additional Information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures shall be made through:

For Santarus, Inc.:	Gerald T. Proehl
President & CEO

For Salix Pharmaceuticals, Inc.:	Carolyn J. Logan
President and CEO

17. This letter agreement contains the entire agreement between the parties regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the parties regarding such subject matter, and shall not be subsequently limited by any “clickthrough” agreement relating to the confidentiality of the Information agreed to by a party in connection with its access to any data site or other repository of Information maintained in connection with a Transaction.

18. This agreement is for the benefit of the parties and their respective successors and assigns and will be governed by and construed in accordance with the laws of the State of New York. This agreement shall terminate on the third anniversary of the date hereof.

If you agree with the foregoing, please sign and return a copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.

Very truly yours, SANTARUS, INC.

By:	/s/ GERALD. T. PROEHL
Name: Gerald. T. Proehl Title: President and CEO

CONFIRMED AND AGREED as of the date first above written: SALIX PHARMACEUTICALS, INC.

By:	/s/ CAROLYN J. LOGAN	Date: August 6, 2013
Name: Carolyn J. Logan Title: President & CEO

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